Exhibit 99.1

FOR IMMEDIATE RELEASE

NICHOLAS	Contact:	Ralph Finkenbrink	NASDAQ: NICK
		President, CEO	Web site: www.nicholasfinancial.com
Nicholas Financial, Inc.		Ph # - 727-726-0763
Corporate Headquarters

2454 McMullen-Booth Rd.
Building C, Suite 501
Clearwater, FL 33759

NICHOLAS FINANCIAL ANNOUNCES BOARD CHANGES;

DISCONTINUANCE OF EXPLORATION OF STRATEGIC ALTERNATIVES

July 1, 2014 – Clearwater, Florida - Nicholas Financial, Inc. (the “Company”) (NASDAQ: NICK) is filing this Current Report on Form 8-K to report that, on June 25, 2014, Peter L. Vosotas, the founder of the Company, resigned as Chairman of the Board and a director of the Company after having served in such capacities for almost 30 years. Mr. Vosotas’ decision was based on personal reasons and was not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices. On July 1, 2014, the Company’s Board of Directors (the “Board”) unanimously appointed Ralph T. Finkenbrink, the Company’s President and Chief Executive Officer, to serve as Chairman of the Board. The Board also unanimously elected Kevin D. Bates, the Company’s Senior Vice President – Branch Operations, as a director to fill the vacancy created by Mr. Vosotas’ resignation.

On July 1, 2014, the Board also determined to discontinue its previously announced exploration of possible strategic alternatives for the Company, including, but not limited to, the possible sale of the Company to Prospect Capital Corporation or another third party, potential acquisition and expansion opportunities and/or a possible debt or equity financing. After careful consideration, the Board determined that the Company and its shareholders’ interests will be best served at this time by the Company focusing on its operations as a stand-alone entity.

The 2014 Annual General Meeting of Shareholders of the Company, which was tentatively scheduled to be held on July 30, 2014, will be held on August 12, 2014. The record date for such Annual General Meeting is June 24, 2014. The Company anticipates mailing a proxy statement and related materials on or about July 11, 2014 to shareholders entitled to vote at the 2014 Annual General Meeting of Shareholders.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 31E of the Securities Exchange Act of 1934, including statements regarding the Company’s expectations, hopes, beliefs, intentions, or strategies regarding the future. Forward-looking statements include statements regarding, among other things, the future intentions of the Board of Directors of the Company regarding possible strategic alternatives. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. All forward-looking statements included in this document are based on information available to the Company on the date hereof and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also consult the risks described from time to time in the Company’s Reports on Forms 8-K, 10-Q and 10-K and Annual Reports to Shareholders.